EXHIBIT 99.1

FOR IMMEDIATE RELEASE: DECEMBER 16, 2008

LEGGETT & PLATT REDUCES 4Q GUIDANCE

Carthage, MO, December 16, 2008 —

•	4Q 2008 EPS guidance is now $(.18)-(.03)

•	4Q 2008 adjusted EPS guidance is $.00-.15 (Continuing Operations, excluding non-recurring items)

•	Full year 2008 EPS guidance is $.55-.70; adjusted EPS guidance is $.85-1.00

•	2009 cash flow from operations expected to adequately fund both capex and dividends

Diversified manufacturer Leggett & Platt anticipates a fourth quarter loss of $(.18)-(.03) per diluted share. Per share earnings from Continuing Operations, adjusted to exclude restructuring and other items, are expected to be $.00-.15 for the fourth quarter. The reduction in anticipated results, versus prior guidance, is largely due to extremely low market demand, leading to lower sales expectations, production curtailments (in an effort to reduce inventories), and an increase in anticipated LIFO costs.

Full year EPS guidance is $.55-.70, and is $.85-1.00 with adjustments (see table below).

2008 Full Year Guidance	Current	In October
$/share:
First three quarters of year	.85	.85
Fourth quarter forecast	.00-.15	.15-.30

Continuing Operations excl. non-recurring items	.85-1.00	1.00-1.15

Adjustments (approximate)
Restructuring-related costs	(.16)	(.10)-(.15)
Customer-related reserves	(.07)	—
Other	.03	(.05)
Discontinued Operations	(.10)	(.05)

EPS Guidance	.55-.70	.75-.95

4Q Trade Sales, $ million	865	940

Sales are anticipated to be about $75 million lower than previously thought. Quarterly sales (from Continuing Operations) are now projected at approximately $865 million, a 17% decline versus sales of $1.04 billion in 4Q 2007.

One additional divestiture has been completed during the quarter, increasing total after-tax proceeds to date from the company’s divestiture program to $408 million.

As anticipated, the company has slowed its pace of stock repurchases (versus the record-setting pace of the third quarter), as it awaits more clarity regarding the economy. During the fourth quarter the company has purchased 1.4 million shares of its stock, bringing total purchases for the year to a record 15.1 million shares, or 9% of shares outstanding.

2009 Cash Flow

The company believes that 2009 cash flow from operations should be sufficient to fully fund the estimated $260-270 million needed for capital expenditures and dividends. Leggett is in a strong financial position, with: i) over $400 million received from its divestiture program, ii) net debt-to-capital well below the company’s long-term target range of 30%-40%, iii) no long-term debt maturing until 2012, and iv) more than $450 million available under the company’s existing commercial paper program and revolver facility. Leggett is well positioned to weather this challenging economic environment, even if it lasts for an extended period.

Fourth quarter results will be released after the market closes on February 3, 2008, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s continuing operations are composed of 21 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

P. O. Box 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131